NEWS RELEASE

One North Central Avenue, Phoenix, AZ 85004 (602) 366-8100

For Immediate Release

Media:	Peter J. Faur (602) 366-7993
Investors:	Stanton K. Rideout (602) 366-8589

Phelps Dodge Announces Results of Tender Offer

PHOENIX, July 19, 2005 — Phelps Dodge Corp. (NYSE: PD) today announced the completion of its previously announced tender offer for its 8 3/4 percent notes due 2011. The tender offer expired at 5:00 p.m. New York City time on Tuesday, July 19, 2005. J. P. Morgan Securities Inc. acted as the dealer manager for the tender offer, and Global Bondholder Services Corp. served as the depositary and information agent for the tender offer.

The principal amount validly tendered and not withdrawn in response to the offer was $276.4 million, which represented approximately 72 percent of the outstanding notes. All notes validly tendered and not withdrawn have been accepted for payment. The total purchase price, which Phelps Dodge intends to fund tomorrow with available cash, is $331.7 million.

Phelps Dodge expects to record a third-quarter, pretax charge of approximately $54.0 million related to the purchase of the notes pursuant to the tender offer.

Phelps Dodge Corp. is the world’s second-largest producer of copper, a world leader in the production of molybdenum, the largest producer of molybdenum-based chemicals and continuous-cast copper rod, and among the leading producers of magnet wire and carbon black. The company and its two divisions, Phelps Dodge Mining Co. and Phelps Dodge Industries, employ more than 13,000 people in 27 countries.

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This news release contains certain forward-looking statements. The statements are based upon Phelps Dodge’s current expectations and beliefs and are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Actual results could differ materially as a result of factors discussed in Phelps Dodge’s 2004 Form 10-K and other reports filed with the U.S. Securities and Exchange Commission. Phelps Dodge undertakes no obligation to update the information contained in this news release.

U.S. investors are urged to consider closely the disclosure in Phelps Dodge’s 2004 Form 10-K (SEC File 001-00082). Copies of Phelps Dodge’s SEC filings are available from the company by calling (800) 528-1182. The reports also are available on the Phelps Dodge web site, www.phelpsdodge.com. Interested parties can also obtain the 2004 Form 10-K from the SEC by calling (800) 732-0330.